UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 5, 2012

Energy Recovery, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34112	01-0616867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1717 Doolittle Dr. San Leandro, CA 94577
(Address if Principal Executive Offices)(Zip Code)

510-483-7370
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 5, 2012, Energy Recovery, Inc. (the “Company”) entered into a Loan Agreement (the “Agreement”) between HSBC Bank, USA, National Association, a national banking association as lender and the Company as borrower. The Agreement provides for a total available credit line of $16.0 million. Under the Agreement, the Company is allowed to draw advances not to exceed, at any time, $10.0 million as revolving loans. The total Letters of Credit issued under the Agreement may not exceed the lesser of the $16.0 million credit line or the credit line minus all outstanding revolving loans. At no time may the aggregate of the revolving loans and letters of credit exceed the total available credit line of $16.0 million.

The Agreement is subject to the customary affirmative and negative covenants for a credit facility of this type, including limitations on the Company with respect to liens, indebtedness, investments, and dispositions of assets.

Revolving loans may be in the form of 1) a base rate loan that bears interest equal to the Prime Rate plus 0% or 2) a Eurodollar loan that bears interest equal to the Adjusted LIBO Rate plus 1.25%.  Letters of Credit are subject to customary fees and expenses for issuance or renewal.  The unused portion of the credit facility is subject to a facility fee in an amount equal to 0.25% per annum of the average unused portion of the revolving line.

The Agreement matures on June 5, 2015 and is collateralized by substantially all of the Company’s assets.

The above description in this Current Report is not intended to be a complete description of the Agreement.  The full text of the Agreement is attached as Exhibit 10.1 to this Current Report.

This Agreement replaces our Amended Loan and Security Agreement with Citibank that expired on May 30, 2012.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No	Description
10.1	Loan Agreement with HSBC Bank, USA, National Association

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2012

Energy Recovery, Inc.

By:	/s/ Alexander J. Buehler
Alexander J. Buehler
Chief Financial Officer

Exhibit Index

Exhibit No	Description
10.1	Loan Agreement with HSBC Bank, USA, National Association